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                              Report of Management



We, as members of management of the Bank of Hawaii Mortgage Loan Servicing Department (MLSD), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of MLSD's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, MLSD complied with the minimum servicing standards set forth in the USAP.





                                             /s/Ron J. Schmid
                                             Ron J. Schmid
                                             Executive Vice President
                                             Hawaii Market


                                             /s/Marie Imanaka
                                             Marie Imanaka
                                             Senior Vice President
                                             Mortgage Banking Division
                                             Bank of Hawaii


                                             /s/Glen Chong
                                             Glen Chong
                                             Assistant Vice President
                                             Mortgage Loan Servicing Department
                                             Bank of Hawaii



February 15, 1997



MORTGAGE LOAN SERVICING DEPARTMENT  P.O. BOX 3650 HONOLULU,  HAWAII  968l1-3650
                            TELEPHONE (808)538-1400